Exhibit 99.1

SBT Bancorp, Inc. Reports Fourth Quarter 2014 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--January 30, 2015--SBT Bancorp, Inc., (OTCQX: SBTB), holding company for The Simsbury Bank & Trust Company, today announced net income of $354,000 or $0.37 basic and diluted earnings per share for the quarter ended December 31, 2014 compared to a net income of $258,000 or $0.26 basic and diluted earnings per share, an increase of $0.11 or 42% basic and diluted earnings per share in the linked quarter. The increase in net income is mainly due to a $19,000 increase in noninterest income, a $25,000 reduction in the provision for loan losses and a $78,000 reduction in noninterest expenses. Net income increased $222,000 as compared to a net income of $132,000 during the quarter ended December 31, 2013 due primarily to a $304,000 decrease in noninterest expenses.

“The Bank showed strong loan growth as compared to December 31, 2013,” said Martin J. Geitz, President and Chief Executive Officer. “Commercial banking continues to grow, with commercial loan balances increasing by $5.4 million or 6.6% since December 31, 2013. Performance of our mortgage unit has showed some improvement during the second half of the year, however, continues to be challenging. We experienced a significant increase in applications and closed purchased mortgages during the second half of the year; however, the levels were still below 2013’s levels. The launch of the wholesale mortgage origination channel has contributed incremental loan volume to our retail origination platform, and we expect measured improvement in the mortgage business contribution to earnings.”

For the twelve months ended December 31, 2014, net income amounted to $805,000 or $0.80 basic and $0.79 diluted earnings per share. This compares to net income of $1,135,000 or $1.18 basic and $1.17 diluted earnings per share for the twelve months ended December 31, 2013. Net interest and dividend income for the twelve months ended December 31, 2014 increased $244 thousand or 2.2% compared to twelve months ending December 31, 2013. Total loans outstanding, including loans held-for-sale, amounted to $291 million, an increase of $9 million or 3.2% as compared to $283 million on December 31, 2013. Total assets on December 31, 2014 were $409 million compared to $422 million on December 31, 2013.

Key highlights for December 31, 2014 compared to December 31, 2013 included:

  Net loans, including loans held-for-sale, grew $9.0 million or 3.2%.
  Year-to-date net interest and dividend income increased $244 thousand or 2.2% compared to year-to-date December 31, 2013.
  Year-to-date 2014 net interest margin of 2.99% was 14 basis points lower compared to year-to-date December 31, 2013.
  Low cost Demand, Savings and NOW deposits grew $4.9 million.
  Total loan delinquency (non-accrual and delinquent loans) decreased to 1.08% of total loans compared to the previous year’s 1.34%. Overall loan delinquency remains favorable to peers.
  The allowance for loan losses at December 31, 2014 was 0.97% of total loans.
  The Bank’s Total Risk Based Capital ratio remains strong, ending the fourth quarter of 2014 at 12.80%.

On December 31, 2014, loans outstanding, including loans held-for-sale, were $291 million, an increase of $9.0 million, or 3.2% over a year ago. Commercial loans grew by $5.4 million or 6.6% and residential mortgage loans, including loans held-for-sale, decreased by $1.4 million or 1.0%. Consumer loans grew by $5.0 million or 8.6%, mainly due to an increase in purchased auto loans.

The Company’s loan portfolio remains strong. The Company’s allowance for loan losses at December 31, 2014 was 0.97 % of total loans. The Company had non-accrual loans totaling $2.0 million equal to 0.72% of total loans on December 31, 2014 compared to non-accrual loans totaling $2.8 million or 1.02% of total loans a year ago. Total non-accrual and delinquent loans on December 31, 2014 was 1.08% of loans outstanding compared to 1.34% on December 31, 2013.

Total deposits on December 31, 2014 were $356 million, a decrease of $2.4 million or 0.7% over a year ago primarily due to a decrease in time deposits, offset slightly by a $4.9 million increase in low cost Demand, Savings and NOW deposits. At quarter-end, 33% of total deposits were in non-interest bearing demand accounts, 50% were in low-cost savings and NOW accounts and 17% were in time deposits.

For the fourth quarter 2014, total revenues, consisting of net interest and dividend income plus noninterest income, were $3,511,000 compared to $3,556,000 a year ago, a decrease of $45,000 or 1.3%. Non-interest income increased by $47,000 or 7.4%, primarily due to an increase in gain on sales of securities available-for-sale of $36,000. For the twelve months ended December 31, 2014, total revenues were $13,801,000 compared to $14,213,000 for the twelve months ended December 31, 2013, a decrease of $412,000. Over this period, net interest and dividend income increased by $244,000 while noninterest income decreased by $656,000, primarily due to a decrease in mortgage banking activities in the amount of $809,000, offset slightly by an increase in other service charges and fees of $45,000, and other income of $87,000.

The Company’s year-to-date 2014 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 2.99% compared to 3.13% for year-to-date 2013. The Company’s yield on earning assets decreased 18 basis points to 3.21%, while the cost of funds decreased 2 basis points to 0.32% for the twelve months ended December 31, 2014 compared to the same period of 2013.

Total noninterest expense for the fourth quarter 2014 was $3,095,000, a decrease of $304,000 or 8.9% below the fourth quarter of 2013. The $304,000 decrease was primarily due to decreases of $197,000 in salaries and employee benefits, $31,000 in advertising and promotions expense, $43,000 in correspondent charges and $87,000 related to the sale and write-down of other real estate owned. These decreases were offset slightly by increases of $20,000 in FDIC assessment and $75,000 in other expenses. For the twelve months ended December 31, 2014, total noninterest expense was $12,945,000 compared to $12,599,000 for the twelve months ended December 31, 2013, an increase of $346,000. This increase is mainly due to increases in occupancy and equipment expenses of $326,000, FDIC assessment of $186,000 and other expenses of $323,000. These increases were offset by decreases in salaries and benefits expense of $144,000, advertising expense of $163,000 and correspondent charges of $112,000.

Capital levels for The Simsbury Bank & Trust Company on December 31, 2014 were above those required to meet the regulatory “well-capitalized” designation.

Capital Ratios December 31, 2014
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.17%	5.00%
Tier 1 Risk-Based Capital Ratio	11.69%	6.00%
Total Risk-Based Capital Ratio	12.80%	10.00%

Simsbury Bank is an independent, publicly owned community bank for consumers and businesses based in Central Connecticut’s Farmington Valley. Simsbury Bank’s parent company is SBT Bancorp, Inc. whose stock is traded under the ticker symbol OTCQX: SBTB. The Bank serves customers through full-service branches in Avon, Bloomfield, Granby and Simsbury, Connecticut; mortgage loan advisors and commercial bankers active throughout Southern New England; Simsbury Bank Online internet banking at simsburybank.com; Simsbury Bank Mobile app; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and with 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidiary Condensed Consolidated Balance Sheets December 31, 2014 and 2013

(In Thousands, Except Share Data)

	12/31/2014	12/31/2013
	(unaudited)
ASSETS
Cash and due from banks	$10,118	$13,355
Interest-bearing deposits with Federal Reserve Bank of Boston
and Federal Home Loan Bank	9,696	24,165
Money market mutual funds	1	346
Federal funds sold	5	724
Cash and cash equivalents	19,820	38,590

Investments in available-for-sale securities (at fair value)	83,805	87,449
Federal Home Loan Bank stock, at cost	1,801	2,196

Loans held-for-sale	5,374	2,861

Loans outstanding	286,142	279,667
Less allowance for loan losses	2,761	2,792
Loans, net	283,381	276,875

Premises and equipment	1,460	1,618
Accrued interest receivable	1,103	1,074
Other real estate owned	105	-
Bank owned life insurance	7,184	6,729
Other assets	4,805	4,456
Total other assets	14,657	13,877

TOTAL ASSETS	$408,838	$421,848

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$117,261	$116,015
Savings and NOW deposits	177,158	173,500
Time deposits	61,646	68,989
Total deposits	356,065	358,504

Securities sold under agreements to repurchase	3,921	4,390
Federal Home Loan Bank advances	17,500	30,000
Other liabilities	1,881	1,558
Total liabilities	379,367	394,452

Stockholders' equity:
Preferred Stock, senior non-cumulative perpetual, Series C, no par; 9,000 shares issued and outstanding at December 31, 2014 and 2013;
liquidation value of $1,000 per share	8,988	8,976
Common Stock, no par value; authorized 2,000,000 shares;
issued and outstanding 898,105 shares and 897,691 shares, respectively,
at 12/31/14 and 900,264 shares and 899,850 shares, respectively, at 12/31/13	10,126	10,136
Retained earnings	10,549	10,347
Treasury Stock, 414 shares	(7)	(7)
Unearned compensation restricted stock awards	(207)	(401)
Accumulated other comprehensive income (loss)	22	(1,655)
Total stockholders' equity	29,471	27,396
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$408,838	$421,848

SBT Bancorp, Inc. and Subsidiary Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the twelve months ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013

Interest and dividend income:
Interest and fees on loans	$2,577	$2,658	$10,331	$9,853
Investment securities	452	504	1,825	2,116
Federal funds sold and overnight deposits	7	6	45	35
Total interest and dividend income	3,036	3,168	12,201	12,004

Interest expense:
Deposits	201	239	848	894
Repurchase agreements	1	1	4	4
Federal Home Loan Bank advances	9	11	18	19
Total interest expense	211	251	870	917

Net interest and dividend income	2,825	2,917	11,331	11,087

Provision for loan losses	-	115	55	345

Net interest and dividend income after
provision for loan losses	2,825	2,802	11,276	10,742

Noninterest income:
Service charges on deposit accounts	121	120	474	488
Gain on available-for-sale securities	47	11	142	109
Other service charges and fees	188	207	731	686
Increase in cash surrender value
of life insurance policies	54	50	205	209
Mortgage banking activities	199	187	581	1,390
Investment services fees and commissions	65	59	237	231
Other income	12	5	100	13
Total noninterest income	686	639	2,470	3,126

Noninterest expense:
Salaries and employee benefits	1,595	1,792	6,736	6,880
Occupancy expense	328	336	1,358	1,185
Equipment expense	103	102	443	290
Loss on other real estate owned	-	87	-	87
Advertising and promotions	132	163	593	756
Forms and supplies	33	35	172	144
Professional fees	161	157	538	543
Directors' fees	59	77	255	264
Correspondent charges	33	76	206	318
Postage	1	20	32	86
FDIC Assessment	89	69	374	188
Data Processing Fees	186	185	676	619
Other expenses	375	300	1,562	1,239
Total noninterest expense	3,095	3,399	12,945	12,599

Income before income taxes	416	42	801	1,269
Income tax expense (benefit)	62	(90)	(4)	134

Net income	$354	$132	$805	$1,135

Net income available to common stockholders	$328	$107	$703	$1,029

Average shares outstanding, basic	883,929	875,833	880,618	872,411
Earnings per common share, basic	$0.37	$0.12	$0.80	$1.18

Average shares outstanding, assuming dilution	887,411	879,186	885,033	876,987
Earnings per common share, assuming dilution	$0.37	$0.12	$0.79	$1.17

CONTACT:
Simsbury Bank
Richard J. Sudol, SVP & CFO, 860-408-5493
860-408-4679 (fax)
rsudol@simsburybank.com